Exhibit 99.1

For Immediate Release

SOLO TO OFFER SENIOR SECURED NOTES

HIGHLAND PARK, Ill., June 19, 2009 – Solo Cup Company (the “Company”), a leading provider of single-use foodservice products, today announced that the Company, together with Solo Cup Operating Corporation, an indirect wholly owned subsidiary of the Company, plan to jointly offer $300 million of senior secured notes due 2013 (the “notes”). The proceeds from the offering, together with proceeds from an anticipated concurrent bank financing, are expected to be used to repay all amounts outstanding under the Company’s existing first lien credit agreement and to pay the fees, expenses and other costs relating to the offering and the bank financing. The bank financing includes a proposed $200 million asset-based revolving credit facility.

The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements concerning the Company’s proposed note offering and bank financing and involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements. Such statements are based on management’s current reasonable and good faith expectations. A number of risks and uncertainties could cause results to differ from forward-looking statements. These risks and uncertainties include, among others, our ability to refinance and access credit markets, the impact of our debt on our cash flow and operating flexibility, the effect of the continuing economic downturn, fluctuations in demand for the Company’s products and increases in energy, raw material and other manufacturing costs. For further details of these and other risks and uncertainties that may impact forward-looking statements and the Company’s business and financial results, see information set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008, and in our other filings made from time to time with the Securities and Exchange Commission (SEC). The Company does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made.